Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Insight Enterprises, Inc.:
We consent to the incorporation by reference in registration statement (Nos. 333-110915, 333-42686, 33-96286, 33-96280, 33-03158, and 333-69113) on Form S-8 of Insight Enterprises, Inc. of our reports dated July 25, 2007, with respect to the consolidated balance sheets of Insight Enterprises, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Insight Enterprises, Inc.
Our report dated July 25, 2007 on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Insight Enterprises, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that the material weakness arose from the following control deficiencies in the Company’s accounting for equity based awards: (i) inadequate policies and procedures to determine the grant date and exercise price of equity awards; (ii) inadequate supervision and training for personnel involved in the stock option granting process; and (iii) inadequate documentation and monitoring of the application of accounting policies and procedures regarding equity awards.
As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements as of December 31, 2005 and for each of the years in the two-year period ended December 31, 2005 have been restated.
As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation upon adoption of statement of Financial Accounting Standards No. 123(R), Share-Based Payment. As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for conditional asset retirement obligations upon adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143.

KPMG LLP

Phoenix, Arizona
July 25, 2007